Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Partners

Host Hotels & Resorts, L.P.:

We have audited the accompanying consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III as listed in the index as Exhibit 99.4. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, the Partnership has changed its method of accounting for contingences related to income taxes in 2007 due to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

McLean, Virginia
February 25, 2008, except as to notes 1, 4, 5, 10, 12, 16 and 19, which are as of November 21, 2008

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

(in millions, except per common unit amounts)

	2007	2006
ASSETS
Property and equipment, net	$10,588	$10,584
Assets held for sale	—	96
Due from managers	106	51
Investments in affiliates	194	160
Deferred financing costs, net	51	60
Furniture, fixtures and equipment replacement fund	122	100
Other	196	196
Restricted cash	65	194
Cash and cash equivalents	488	364

Total assets	$11,810	$11,805

LIABILITIES AND PARTNERS’ CAPITAL
Debt
Senior notes, including $1,088 million and $495 million, net of discount, of Exchangeable Senior Debentures, respectively	$4,114	$3,526
Mortgage debt	1,423	2,014
Credit facility	—	250
Other	88	88

Total debt	5,625	5,878
Accounts payable and accrued expenses	315	243
Other	215	252

Total liabilities	6,155	6,373

Minority interest (redemption value of $139 million at December 31, 2007)	28	28
Limited partnership interests of third parties at redemption value (representing 18.3 million units and 18.8 million units at December 31, 2007 and 2006, respectively)	312	462
Partners’ Capital
General partner	1	1
Cumulative redeemable preferred limited partner	97	97
Limited partner	5,172	4,819
Accumulated other comprehensive income	45	25

Total partners’ capital	5,315	4,942

Total liabilities and partners’ capital	$11,810	$11,805

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2007, 2006 and 2005

(in millions, except per common unit amounts)

	2007	2006	2005
REVENUES
Rooms	$3,294	$2,916	$2,194
Food and beverage	1,642	1,470	1,147
Other	356	297	238

Total hotel sales	5,292	4,683	3,579
Rental income	120	119	111

Total revenues	5,412	4,802	3,690

EXPENSES
Rooms	787	694	527
Food and beverage	1,192	1,080	854
Other departmental and support expenses	1,287	1,156	974
Management fees	269	223	161
Other property-level expenses	393	359	277
Depreciation and amortization	516	450	347
Corporate and other expenses	69	94	67
Gain on insurance settlement	(51)	(13)	(9)

Total operating costs and expenses	4,462	4,043	3,198

OPERATING PROFIT	950	759	492
Interest income	37	33	22
Interest expense	(422)	(450)	(444)
Net gains on property transactions	6	1	80
Gain on foreign currency and derivative contracts	—	—	2
Minority interest expense	(6)	(10)	(7)
Equity in earnings (losses) of affiliates	11	(6)	(1)

INCOME BEFORE INCOME TAXES	576	327	144
Provision for income taxes	(3)	(5)	(25)

INCOME FROM CONTINUING OPERATIONS	573	322	119
Income from discontinued operations	180	447	54

NET INCOME	753	769	173
Less: Distributions on preferred OP units	(9)	(14)	(27)
Issuance costs of redeemed preferred units	—	(6)	(4)

NET INCOME AVAILABLE TO COMMON UNITHOLDERS	$744	$749	$142

BASIC EARNINGS PER COMMON OP UNIT:
Continuing operations	$1.05	$.61	$.24
Discontinued operations	.33	.89	.14

BASIC EARNINGS PER COMMON OP UNIT	$1.38	$1.50	$.38

DILUTED EARNINGS PER COMMON OP UNIT:
Continuing operations	$1.02	$.60	$.24
Discontinued operations	.31	.89	.14

DILUTED EARNINGS PER COMMON OP UNIT:	$1.33	$1.49	$.38

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’

CAPITAL AND COMPREHENSIVE INCOME

Years ended December 31, 2007, 2006 and 2005

(in millions, except per common unit amounts)

OP Units Outstanding			Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income	Comprehensive Income
Preferred	Common
14.0	351.4	Balance, December 31, 2004	$337	$1	$1,783	$13
—	—	Net income	—	—	173	—	$173
—	—	Other comprehensive income:
—	—	Foreign currency translation adjustment	—	—	—	3	3
—	—	Unrealized gain on HMS Host common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$175

—	1.7	Units issued to Host for the comprehensive stock and employee stock purchase plans	—	—	20	—
—	—	Distributions on common OP units			(147)	—
—	—	Distributions on preferred OP units	—	—	(27)	—
—	1.1	Redemptions of limited partnership interests of third parties	—	—	19	—
(4.0)	—	Issuance of Class B preferred OP units	(96)	—	(4)	—
—	6.8	Issuance of common OP units	—	—	102	—
—	—	Market adjustment to record preferred and common OP units of third parties at redemption value	—	—	(39)	—

10.0	361.0	Balance, December 31, 2005	241	1	1,880	15
—	—	Net income	—	—	769	—	$769
—	—	Other comprehensive income:
		Foreign currency translation adjustment	—	—	—	10	10

—	—	Comprehensive income					$779

—	1.5	Units issued to Host for the comprehensive stock and employee stock purchase plans	—	—	25	—
—	—	Distributions on common OP units	—	—	(380)	—
—	—	Distributions on preferred OP units	—	—	(14)	—
—	1.1	Redemptions of limited partnership interests of third parties	—	—	22	—
(6.0)	—	Redemption of Class B preferred OP units	(144)	—	(6)	—
—	157.5	Issuance of common OP units	—	—	2,624	—
—	—	Market adjustment to record preferred and common OP units of third parties at redemption value	—	—	(101)	—

4.0	521.1	Balance, December 31, 2006	97	1	4,819	25
—	—	Net income	—	—	753	—	$753
—	—	Other comprehensive income:
		Foreign currency translation adjustment	—	—	—	20	20

—	—	Comprehensive income					$773

—	1.0	Units issued to Host for the comprehensive stock and employee stock purchase plans	—	—	(12)	—
—	—	Distributions on common OP units	—	—	(523)	—
—	—	Distributions on preferred OP units	—	—	(9)	—
—	0.5	Redemptions of limited partnership interests of third parties	—	—	12	—
—	—	Cummulative effect of adoption of FIN 48	—	—	11	—
—	—	Market adjustment to record preferred and common OP units of third parties at redemption value	—	—	121	—

4.0	522.6	Balance, December 31, 2007	$97	$1	$5,172	$45

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007, 2006 and 2005

(in millions)

	2007	2006	2005
OPERATING ACTIVITIES
Net income	$753	$769	$173
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
Gain on dispositions	(162)	(418)	(19)
Depreciation	4	13	26
Depreciation and amortization	516	450	347
Amortization of deferred financing costs	13	15	14
Deferred income taxes	(7)	(5)	17
Accelerated amortization of deferred financing costs	5	1	3
Net gains on property transactions	(6)	(1)	(75)
Gain on foreign currency and derivative contracts	—	—	(2)
Equity in (earnings) losses of affiliates	(11)	6	1
Distributions from equity investments	4	3	2
Minority interest expense	6	10	7
Change in due from managers	(57)	(11)	8
Change in accrued interest payable	—	(18)	7
Changes in other assets	(10)	17	1
Changes in other liabilities	(47)	50	4

Cash provided by operating activities	1,001	881	514

INVESTING ACTIVITIES
Proceeds from sales of assets, net	400	780	122
Proceeds from the sale of interest in CBM Joint Venture, LLC, net of expenses	—	—	90
Acquisitions	(15)	(270)	(284)
Starwood acquisition, net of cash acquired	—	(750)	—
Deposits for acquisitions	(22)	(1)	—
Investment in affiliates	(12)	(78)	—
Capital expenditures:
Renewals and replacements	(267)	(275)	(242)
Repositionings and other investments	(346)	(255)	(107)
Change in furniture, fixtures & equipment (FF&E) reserves	(23)	(12)	(1)
Change in restricted cash designated for FF&E reserves	55	(16)	8
Property insurance proceeds	38	21	—
Other	—	1	(17)

Cash used in investing activities	(192)	(855)	(431)

FINANCING ACTIVITIES
Financing costs	(9)	(27)	(12)
Issuances of debt	1,025	1,412	650
Credit facility, repayments and draws, net	(250)	230	20
Debt prepayments	(1,015)	(913)	(631)
Prepayment of Canadian currency forward contracts	—	—	(18)
Scheduled principal repayments	(35)	(59)	(58)
Redemption of cumulative redeemable preferred OP units, net	—	(150)	(100)
Distributions on common OP units	(460)	(303)	(108)
Distributions on preferred OP units	(9)	(18)	(30)
Distributions to minority interests	(6)	(7)	(4)
Change in restricted cash other than FF&E replacement	74	(11)	45

Cash provided by (used in) financing activities	(685)	154	(246)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	124	180	(163)
CASH AND CASH EQUIVALENTS, beginning of year	364	184	347

CASH AND CASH EQUIVALENTS, end of year	$488	$364	$184

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007, 2006 and 2005

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2007, 2006 and 2005, minority partners converted common operating partnership units (“OP units”) valued at $11.7 million, $21.8 million and $19.0 million, respectively, in exchange for approximately 0.5 million, 1.1 million and 1.1 million shares, respectively, of Host common stock.

During 2006 and 2005, Host issued approximately 24.0 million and 6.8 million shares of its common stock upon the conversion of approximately 7.4 million and 2.1 million of Host’s convertible preferred securities, respectively. For each share of common stock issued by Host, we issued an equivalent number of OP units to Host.

On September 1, 2006, we acquired the Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, including the assumption of $135 million of mortgage debt with a fair value of $133 million.

On May 2, 2006, we contributed the Sheraton Warsaw Hotel & Towers, which we acquired on April 10, 2006 for approximately $59 million, along with cash to the European joint venture in exchange for a 32.1% general and limited partnership interest. See Note 12 for additional information.

On April 10, 2006, we acquired 28 hotels from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) for a purchase price of approximately $3.1 billion. The total consideration included the issuance of $2.27 billion in equity (133.5 million shares of our common stock) and the assumption of $77 million of mortgage debt, which had a fair value of $86 million on April 10, 2006. See note 12 for additional information.

On January 6, 2005, we sold the Hartford Marriott at Farmington for a purchase price of approximately $25 million, including the assumption of approximately $20 million of mortgage debt by the buyer.

On January 3, 2005, we transferred $47 million of preferred units of Vornado Realty Trust, which we had purchased on December 30, 2004, in redemption of a minority partner’s interest in a consolidated partnership.

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

Host Hotels & Resorts, L.P., or Host LP, a Delaware limited partnership, operates through an umbrella partnership, structure with Host Hotels & Resorts, Inc., or Host, our sole general partner. We are primarily the owner of hotel properties. Host operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. Host holds approximately 97% of our partnership interests, or OP units.

As of December 31, 2007, we owned, or had controlling interests in, 119 luxury and upper upscale, hotel lodging properties located throughout the United States, Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Westin® Sheraton®, W®, St. Regis® and Luxury Collection® brand names.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Partnership and its subsidiaries and controlled affiliates. If we determine that we are an owner in a variable interest entity and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. Additionally, we consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority stockholders or other partners to participate in or block management decisions. All material intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions. For purposes of the statement of cash flows, changes in restricted cash that are used for furniture, fixture and equipment reserves controlled by our lenders are shown as investing activities. The remaining changes in restricted cash are the direct result of restrictions under our loan agreements, and as such, are reflected in cash from financing activities.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table represents our restricted cash balances as of December 31, 2007 and 2006, which are restricted as a result of lender requirements (in millions):

	2007	2006
Debt service	$10	$32
Real estate taxes	7	29
Insurance	—	2
Cash collateral	7	15
Excess cash flow requirements	5	7
Furniture, fixtures and equipment reserves controlled by lenders	14	70
Special projects reserve	20	29
Other	2	10

Total	$65	$194

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then fully amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when placed in service.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

We assess impairment of our real estate properties based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel.

We will classify a hotel as held for sale when the sale of the asset is probable, will be completed within one year and actions to complete the sale are unlikely to change or that the sale will be withdrawn. Accordingly, we typically classify assets as held for sale when our Board of Directors has approved the sale, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is required to be repaid as a result of the sale, as discontinued operations on our consolidated statement of operations and classify the assets and related liabilities as held for sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We recognize the fair value of any liability for conditional asset retirement obligations including environmental remediation liabilities when incurred, which is generally upon acquisition, construction, or development and/or through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets

In conjunction with our acquisition of hotel properties, we may identify intangible assets. Identifiable intangible assets are typically contracts including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements.

Minority Interest

We consolidate four majority-owned partnerships with mandatorily redeemable non-controlling interests held by outside partners which have finite lives ranging from 77 to 100 years that terminate between 2061 and 2097. Third party partnership interests that have finite lives are included in interest of minority partners of other consolidated partnerships in the consolidated balance sheets and totaled $28 million as of December 31, 2007 and 2006, respectively. Of these partnership interests, the minority interest holder in one of the partnerships has settlement alternatives in which approximately 1.2 million OP units could be issued to the partner based on the ownership percentage stipulated in the partnership agreement. At December 31, 2007 and 2006, the OP units issuable were valued at $20 million and $60 million, respectively, which are valued based on the fair value of the OP units issuable as determined above. The remaining partnerships do not have settlement alternatives in which they could be issued OP units or common shares. At December 31, 2007 and 2006, the fair values of the minority interests in these partnerships were approximately $139 million and $129 million, respectively. As of December 31, 2007, none of our partnerships have infinite lives as defined in SFAS 150.

Income Taxes

As a partnership for federal income tax purposes, we are not subject to federal income tax. We are, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition, each of our taxable REIT subsidiaries is taxable as a regular C corporation. Each of Host and two subsidiary REITs has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided that it distributes all of its taxable income annually to its stockholders and complies with certain other requirements. In addition to paying federal and state income tax on any retained income, Host is subject to taxes on “built-in-gains” on sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host and us and foreign income taxes incurred by us.

Under our partnership agreement we are generally required to reimburse Host for any tax payments it is required to make. Accordingly, the tax information included herein represents disclosures regarding Host and its subsidiaries. As a result, such liabilities and related disclosures are included in our financial statements. Host accounts for income taxes in accordance with SFAS 109 “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using the effective interest method.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Translation

As of December 31, 2007, our foreign operations consist of four properties located in Canada, one property located in Mexico, two in Chile and an investment in a joint venture in Europe. The operations of these properties and our investment are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties and the investment are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Derivative Instruments

We are subject to market exposures in several aspects of our business including foreign currency exposure related to our investment in the European joint venture and our hotels located in foreign countries and interest rate exposure for the fair value of our fixed rate debt. We may, from time to time, enter into derivative instruments to either protect against fluctuations in the fair value of our investments in foreign entities or the fair value of our debt instruments. Prior to entering into the derivative contract, we evaluate whether the transaction would qualify as a fair value hedge and continue to evaluate hedge effectiveness through the life of the contract. Gains and losses on contracts that meet the requirements for fair value hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income.

In situations where we have variable debt, we may purchase interest rate swaps or interest rate caps, which would be considered derivative instruments. If the requirements for hedge accounting are met and the instruments qualify as cash flow hedges, amounts paid or received under these agreements would be recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives would be recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to accumulated other comprehensive income. We do not have any variable rate debt; therefore, we are not subject to exposure for changes in our interest rate payments due to interest rate fluctuations.

Other Comprehensive Income

The components of total accumulated other comprehensive income in the balance sheet are as follows (in millions):

	2007	2006
Unrealized gain on HM Services common stock	$4	$4
Foreign currency translation	41	21

Total accumulated other comprehensive income	$45	$25

Revenues

Our consolidated results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided. Additionally, we collect sales, use, occupancy and similar taxes at our hotels which we present on a net basis (excluded from revenues) on our statements of operations.

Earnings Per Unit

Basic earnings per common unit is computed by dividing net income available to common unitholders by the weighted average number of common units outstanding. Diluted earnings per common unit is computed by dividing net income available to common unitholders as adjusted for potentially dilutive securities, by the weighted average number of common units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host for Host common shares granted under comprehensive stock plans, other minority interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31,
	2007			2006			2005
	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount	Income	Shares	Per Unit Amount
	(in millions, except per share amounts)
Net income	$753	540.6	$1.39	$769	501.0	$1.54	$173	373.3	$.46
Distribution on preferred OP units	(9)	—	(.01)	(14)	—	(.03)	(27)	—	(.07)
Issuance costs of redeemed preferred OP units (1)	—	—	—	(6)	—	(.01)	(4)	—	(.01)

Basic earnings (loss) available to common unitholders	744	540.6	1.38	749	501.0	1.50	142	373.3	.38
Assuming distribution of units to Host for Host shares granted under Host’s comprehensive stock plan, less shares assumed purchased at average market price	—	0.9	(.01)	—	2.0	(.01)	—	2.5	—
Assuming conversion of minority OP units issuable	—	1.2	—	—	—	—	—	—	—
Assuming conversion of 2004 Exchangeable Senior Debentures	19	30.5	(.04)	—	—	—	—	—	—

Diluted earnings (loss) available to common unitholders	$763	573.2	$1.33	$749	503.0	$1.49	$142	375.8	$.38

(1)	Represents the original issuance costs associated with the Class C preferred units in 2006, and the Class B preferred units in 2005.

Accounting for Stock-Based Compensation

At December 31, 2007, Host maintained two stock-based employee compensation plans, which are described more fully in Note 8. Prior to 2002, Host accounted for those plans in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Effective January 1, 2002, Host adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, and applied it prospectively to all employee awards granted, modified or settled after January 1, 2002. Additionally, all stock plans granted after January 1, 2006, are accounted for using the provisions of SFAS 123R. Awards under Host’s employee stock option plan vested over four years therefore, net income for 2005 included grants issued in 2001 that were still being accounted for according to the provision of APB Opinion No. 25. However, the cost related to stock-based employee compensation included in the determination of net income or loss for 2005 would not have resulted in a difference in reported net income, net income available to common OP unitholders or earnings per unit if the fair value based method had been applied to these awards since the original effective date of SFAS 123R.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Application of New Accounting Standards

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (“FAS 141R”). FAS 141R provides principles on the recognition and measurement of the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. The standard particularly requires the assets acquired, liabilities assumed and noncontrolling interests to be measured at the acquisition date fair value, including contingent considerations. Furthermore, FAS 141R prohibits acquisition-related

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

costs, such as due diligence, legal and accounting fees, from being applied in the determination of fair value. We will adopt the provisions of this statement beginning in the first quarter of 2009 prospectively. We do not believe the adoption of this statement will materially affect the recognition and measurement related to our future business combinations.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, (“FAS 160”), which defines a noncontrolling interest in a consolidated subsidiary as “the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent” and requires noncontrolling interest to be presented as a separate component of partners’ capital in the consolidated balance sheet. FAS 160 also modifies the presentation of net income by requiring partners’ capital and other comprehensive income to be attributed to controlling and noncontrolling interests. We will adopt this standard beginning in the first quarter of 2009 prospectively and any presentation and disclosure requirements retrospectively. We are currently evaluating the impact of this standard on our consolidated balance sheets. Additionally, the income attributable to minority partners will no longer be deducted in our determination of net income and net income would have increased by $6 million, $10 million and $7 million for 2007, 2006 and 2005, respectively. However, the expense will be deducted in our determination of net income available to common unitholders. Therefore, we do not anticipate that the adoption of this standard will have a material effect on our income available to common unitholders or our diluted earnings per unit.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

2.	Property and Equipment

Property and equipment consists of the following as of December 31:

	2007	2006
	(in millions)
Land and land improvements	$1,621	$1,622
Buildings and leasehold improvements	10,907	10,695
Furniture and equipment	1,530	1,414
Construction in progress	230	166

	14,288	13,897
Less accumulated depreciation and amortization	(3,700)	(3,313)

	$10,588	$10,584

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2007
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
HHR Euro CV	32.1%	$172	$1,003	Ten hotels located in Europe
HHR TRS CV	9.8%	1	2	Lease agreements for hotels
				owned by HHR Euro CV
CBM Joint Venture L.P.	3.6%	5	839	115 Courtyard hotels
Tiburon Golf Ventures, L.P.	49.0%	16	—	36-hole golf club
Other	1.0%	—	—	Three hotels

Total		$194	$1,844

	As of December 31, 2006
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
HHR Euro CV	32.1%	$138	$819	Seven hotels located in Europe
HHR TRS CV	9.8%	1	2	Lease agreements for hotels
				owned by HHR Euro CV
CBM Joint Venture L.P.	3.6%	4	839	116 Courtyard hotels
Tiburon Golf Ventures, L.P.	49.0%	17	—	36-hole golf club
Other	1.0%	—	—	Three hotels

Total		$160	$1,660

European Joint Venture

In March 2006, we formed a joint venture, HHR Euro CV, to acquire hotels in Europe (the “European joint venture”). We serve as the general partner for the European joint venture and have a 32.1% ownership (including our limited and general partner interests). The initial term of the European joint venture is ten years subject to two one-year extensions with partner approval. HHR Euro CV has leased six of its hotels to HHR TRS CV, where we also serve as a general partner and have a 9.8% ownership including our general and limited partner interests. Due to the ownership structure and the non-Host limited partners’ rights to cause the dissolution and liquidation of the European joint venture and HHR TRS CV at any time, they are not consolidated in our financial statements. The aggregate size of the European joint venture is expected to include approximately €533 million of equity, of which our total contribution is expected to be approximately €171 million. Additionally, after giving effect to indebtedness that the European joint venture would be expected to incur, its aggregate size, once all funds are invested, would be approximately €1.5 billion. As general partner, we also earn a management fee based on the amount of equity commitments and equity investments. In 2007 and 2006, we recorded approximately $5 million and $3 million, respectively, of management fees.

On February 5, 2008, we entered into a foreign currency forward purchase contract to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. We hedged €30 million ($43 million) of our investment and the forward purchase will occur in August 2011. The derivative is considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with SFAS 133, will be marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the partners’ capital portion of our balance sheet.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CBM Joint Venture LP

CBM Joint Venture Limited Partnership owns 115 Courtyard by Marriott hotels, which are operated by Marriott International pursuant to long-term management agreements. During March 2005, we sold 85% of our interest in CBM Joint Venture LLC for approximately $92 million and recorded a gain on the sale, net of taxes, of approximately $41 million. In conjunction with the sale of our interest, CBM Joint Venture LLC was recapitalized and converted into a limited partnership, CBM Joint Venture Limited Partnership with Marriott International and affiliates of Sarofim Realty Advisors. Post-recapitalization, we own a 3.6% limited partner interest. We have the right to cause CBM Joint Venture LP to redeem our remaining interest, under certain conditions, between December 2007 and December 2009. Thereafter, the general partner of CBM Joint Venture LP has the right to redeem our remaining interest.

Other Investments

We have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. We also own minority interests in three partnerships that directly or indirectly own three hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2007	2006
	(in millions)
Property and equipment, net	$2,720	$2,508
Other assets	314	250

Total assets	$3,034	$2,758

Debt	$1,844	$1,660
Other liabilities	197	191
Equity	993	907

Total liabilities and equity	$3,034	$2,758

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2007	2006	2005
	(in millions)
Total revenues	$954	$704	$468
Operating expenses
Expenses	(698)	(531)	(345)
Depreciation and amortization	(87)	(67)	(52)

Operating profit	169	106	71
Interest income	7	2	33
Interest expense	(103)	(75)	(72)

Net income	$73	$33	$32

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Debt

Debt consists of the following:

	December 31, 2007	December 31, 2006
Series K senior notes, with a rate of 7 1/8% due November 2013	$725	$725
Series M senior notes, with a rate of 7% due August 2012	347	347
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	497	496
$500 million Exchangeable Senior Debentures, with a rate of 3.25% due April 2024	496	495
$600 million Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	592	—
Senior notes, with an average rate of 10% and 9.7% at December 31, 2007 and December 31, 2006, respectively, due May 2012	7	13

Total senior notes	4,114	3,526
Mortgage debt secured by $2.1 billion of real estate assets, with an average interest rate of 6.6% at December 31, 2007 and 7.5% at December 31, 2006	1,423	2,014
Credit Facility	—	250
Other	88	88

Total debt	$5,625	$5,878

Senior Notes

General. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of Host LP’s unsubordinated indebtedness and senior to all subordinated obligations of Host LP. The face amount of our outstanding senior notes as of December 31, 2007 and 2006 was $4.1 billion and $3.5 billion, respectively. The outstanding senior notes balance as of December 31, 2007 and 2006 includes discounts of approximately $18 million and $12 million, respectively. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 1.7 to 1.0 by Host LP. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. Additionally, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to the transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. Our senior notes indenture also imposes restrictions on customary matters, such as limitations on capital expenditures, acquisitions, investments, transactions with affiliates and incurrence of liens. As of December 31, 2007, we are in compliance with our senior notes covenants.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 23, 2007, we issued $600 million 2 5/8% Exchangeable Senior Debentures (the “2007 Debentures”) and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. See, “$600 million Exchangeable Senior Debentures” below.

During 2006, we had two private issuances of debt under our senior notes indentures. Each of the series of senior notes has been subsequently exchanged for other series of senior notes whose terms are substantially identical in all aspects to each of the exchanged series, respectively, except that the new series are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

•

On November 2, 2006, we issued $500 million of 6 7/8% Series R senior notes maturing November 1, 2014 and received net proceeds of approximately $490 million after discounts and costs. Interest on the Series R senior notes is payable semi-annually in arrears on May 1 and November 1 beginning on May 1, 2007. We used the proceeds of the Series R senior notes to redeem our 9 1/2% Series I senior notes and for general corporate purposes. The Series R senior notes were exchanged for Series S senior notes in February 2007.

•

On April 4, 2006, we issued $800 million of 6 3/ 4% Series P senior notes maturing June 1, 2016 and received net proceeds of approximately $787 million. Interest is payable semi-annually in arrears on June 1 and December 1 beginning on December 1, 2006. We used the proceeds of the Series P senior notes for the Starwood and The Westin Kierland acquisitions, the redemption of our 7 7/8% Series B senior notes and related prepayment premiums, the redemption of the $150 million 10% Class C preferred stock and accrued dividends and for general corporate purposes. The Series P senior notes were exchanged for Series Q senior notes in August 2006.

•

In December 2006, we redeemed $242 million of our 9 1/4% Series G senior notes that were due in October 2007 with the proceeds from a draw on our credit facility and terminated the related interest rate swap agreements.

•

As a result of all of the above redemptions, we recorded a loss of $17 million on the early extinguishment of debt in 2006, which includes the payment of call premiums, the acceleration of related deferred financing fees and original issue discounts and the termination of related interest rate swap agreements.

$600 million Exchangeable Senior Debentures. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of Host’s common shares) and the aggregate principal amount of the 2007 Debentures to be exchanged, and, at our option, shares of Host common stock, cash or a combination thereof for any excess above the principal value. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The exchange rate at December 31, 2007 was 31.35 shares of Host’s common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of $31.90 per share of Host’s common stock. Upon issuance of such shares by Host, we will issue to Host an equivalent number of common OP units. The exchange rate may be adjusted under certain circumstances including the payment of common dividends by Host exceeding $.20 per share in any given quarter and accordingly, has been adjusted in conjunction with the fourth quarter 2007 special dividend of $.20.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$500 million Exchangeable Senior Debentures. On March 16, 2004, Host LP issued $500 million of 3.25% Exchangeable Senior Debentures (the “2004 Debentures”) and received net proceeds of $484 million, after discounts, underwriting fees and expenses. The 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. The exchange rate at December 31, 2007 was 63.3687 shares of Host’s common stock for each $1,000 of principal amount of the 2004 Debentures, or a total of approximately 31 million shares (which is equivalent to an exchange price of $15.78 per share). Upon issuance of such shares by Host, we will issue to Host an equivalent number of common OP units. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host. We can redeem for cash all, or part of, the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures for shares of Host’s common stock rather than receive the cash redemption price.

Amended and Restated Credit Facility

On May 25, 2007, we entered into a second amended and restated bank credit facility (which we refer to as the Credit Facility) with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The Credit Facility provides aggregate revolving loan commitments in the amount of $600 million with an option to increase the amount of the facility by up to $400 million to the extent that any one or more lenders, whether or not currently party to the Credit Facility, commits to be a lender for such amount. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the Credit Facility to exceed $300 million. The Credit Facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The Credit Facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met in September 2011. We pay interest on borrowings under the Credit Facility at floating interest rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in U.S. Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR, which represents a reduction from the previous spread of 200 to 300 basis points over LIBOR due to the amended Credit Facility. Based on our leverage ratio at December 31, 2007, we can borrow at a rate of LIBOR plus 65 basis points. We are required to pay a quarterly commitment fee that will vary based on the amount on the unused capacity. The commitment fee has been reduced from 35 to 55 basis points to 10 to 15 basis points. As of December 31, 2007, there were no amounts outstanding under the credit facility. We are in compliance with our financial covenants under our credit facility as of December 31, 2007.

Credit Facility Term Loan. During the second quarter of 2008, we entered into a $210 million term loan, which was an expansion of our existing $600 million credit facility. The term loan was completed in two phases, with $165 million closing in April 2008 and an additional $45 million, with the same terms, closing in May 2008. The term loan has a maturity date of September 9, 2011, which we can extend for one year, subject certain conditions. The term loan is prepayable without penalty after October 22, 2009 and may be prepaid prior to that date for a fee. The term loan bears interest at LIBOR plus 175 basis points (4.22% at September 5, 2008), with a LIBOR floor of 2.25%. The proceeds from the term loan were used to repay the $100 million then outstanding balance under the credit facility and for general corporate purposes. On September 19, 2008, we borrowed $200 million under the revolver portion of our credit facility at of rate of LIBOR plus 65 basis points. Currently, we have $400 million available under the credit facility.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The term loan is subject to the same covenants and restrictions as the credit facility. It is also guaranteed by certain of our existing subsidiaries and is secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the term loan and the credit facility, as well as notes outstanding under our senior notes indenture and certain other indebtedness.

Convertible Debt Obligation to Host Hotels & Resorts, Inc. As of December 31, 2005, Host Marriott Financial Trust, a wholly owned subsidiary of Host, held approximately 7.4 million shares of 6 3/4% convertible quarterly income preferred securities, with a liquidation preference of $50 per share (for a total liquidation amount of $370 million). The Convertible Preferred Securities represented an undivided beneficial interest in the assets of the Trust. Each of the Convertible Preferred Securities and the related Convertible Subordinated Debentures were convertible at the option of the holder into shares of Host common stock. Between January 1, 2006 and February 10, 2006, $368 million of Convertible Subordinated Debentures and corresponding Convertible Preferred Securities were converted into approximately 24 million shares of Host common stock. Upon issuance of such shares by Host, we issued to Host an equivalent number of common OP units. On April 5, 2006, we redeemed the remaining $2 million of outstanding Convertible Subordinated Debentures held by third parties for cash.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2007, we have 16 assets that are secured by mortgage debt with an average interest rate of 6.6% that mature between 2008 and 2023. As of December 31, 2007, we are in compliance with the covenants under our mortgage debt obligations.

We had the following mortgage debt issuances, assumptions and repayments as of November 21, 2008 and for the full year 2007 and 2006. Interest for our mortgage debt is payable on a monthly basis:

Transaction Date		Property	Rate	Maturity Date	Amount
Issuances
June	2008	Orlando World Center Marriott (1)	5.99%	7/1/2011	$300
March	2007	The Ritz-Carlton, Naples and Newport Beach Marriott	5.53%	3/1/2014	300
February	2007	Harbor Beach Marriott (2)	5.55%	3/1/2014	134
January	2006	Canadian properties (3)	5.195%	3/1/2011	116
Assumptions
September	2006	Westin Kierland Resort & Spa (4)	5.08%	12/1/2009	135
April	2006	Westin Indianapolis (5)	9.21%	3/11/2022	40
April	2006	Westin Tabor Center (5)	8.51%	12/11/2023	46
Repayments/Defeasance
June	2008	Orlando World Center Marriott (1)	7.48%	7/1/2008	208
October	2007	New Orleans Marriott, San Antonio Marriott Rivercenter, San Ramon Marriott and Santa Clara Marriott	8.22%	10/11/2017	190
May	2007	CMBS properties (6)	7.61%	8/1/2009	514
April	2007	Philadelphia Marriott Convention Center (7)	8.52%	4/1/2009	96
April	2007	Four Seasons Hotel Atlanta	8.41%	4/1/2022	33
March	2007	JW Marriott, Washington, D.C. (8)	7.42%	9/15/2007	88
February	2007	Harbor Beach Marriott (2)	8.58%	3/1/2007	88
June	2006	Boston Marriott Copley Place	8.39%	6/1/2006	84

(1)	On June 12, 2008, we refinanced the $208 million, 7.48% mortgage due July 1, 2008 on the Orlando World Center Marriott Resort and Convention Center with a $300 million mortgage loan that bears interest at a rate of LIBOR plus 350 points and matures in July 1, 2011. The interest rate shown reflects the rate as of September 5, 2008.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	On February 8, 2007, we refinanced the $88 million, 8.58% mortgage due March 1, 2007 on the Harbor Beach Marriott Resort and Spa with a $134 million mortgage that bears interest at a rate of 5.55% and matures on March 1, 2014.
(3)	On January 10, 2006, we issued mortgage debt in the amount of $135 million Canadian Dollars ($116 million US Dollars based on the exchange rate on the date of issuance) that is secured by our four Canadian properties.
(4)	The mortgage debt was issued in connection with the acquisition of The Westin Kierland Resort & Spa, Scottsdale, Arizona, on September 1, 2006.
(5)	On April 10, 2006, in connection with the Starwood transaction, we assumed a $41 million mortgage with a rate of 8.51% and a fair value of approximately $46 million, which reflects an effective interest rate of 6.04%, secured by The Westin Tabor Center, and a mortgage of approximately $36 million with a rate of 9.21% and a fair value of approximately $40 million, which reflects an effective interest rate of 5.83%, secured by The Westin Indianapolis.
(6)	On May 2, 2007, we defeased a $514 million mortgage loan secured by eight properties with an interest rate of 7.61% maturing August 2009, which we refer to as the CMBS Loan, and have been legally released from our obligations under the loan. We paid approximately $547 million to defease the loan, which included approximately $33 million in defeasance/prepayment and other costs.
(7)	In conjunction with the repayment of the mortgage debt on our Philadelphia Marriott Convention Center mortgages we paid approximately $7 million in prepayment and other costs.
(8)	The mortgage debt had a floating rate of interest of LIBOR plus 210 basis points. The interest rate shown reflects the rate as of the date of the transaction.

Derivative Instruments

In connection with the issuance of our Series G and I senior notes, we had entered into interest rate swap agreements that effectively converted the senior notes to floating-rate debt. We designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements were recognized over the life of the agreements as an adjustment to interest expense. We terminated the interest rate swap agreements for approximately $4 million in connection with the redemption of our Series G and I senior notes in December 2006. Additionally, we purchased an interest rate cap which expired in September 2007 in connection with the mortgage debt secured by the JW Marriott, Washington, D.C. The mortgage debt was repaid in September 2007 and the impact of changes in the fair value of the interest rate cap was immaterial for all periods presented. Additionally, on February 5, 2008 we entered into a foreign currency forward contract to hedge a portion of the foreign currency exposure relating to our investment in the European joint venture. See Note 3, Investment in Affiliates.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2007 are as follows (in millions):

2008	$261
2009	319
2010	511
2011	141
2012	968
Thereafter	3,441

5,641
Discount on senior notes	(18)
Capital lease obligations	2

$5,625

Interest

During 2007, 2006 and 2005, we made cash interest payments of $419 million, $459 million and $393 million, respectively, which includes capitalized interest of $10 million, $5 million and $5 million, respectively, related to qualifying property construction activities. We recorded losses, which have been included in interest expense on our consolidated statements of operations, during 2007, 2006 and 2005, of approximately $45 million, $17 million and $30 million, respectively, on the early extinguishment of debt, which includes prepayment premiums, the acceleration of the related discounts and deferred financing costs and the termination of related interest rate swap agreements. Deferred financing costs amounted to $51 million and $60 million, net of accumulated amortization, as of December 31, 2007 and 2006, respectively. Amortization of deferred financing costs totaled $13 million, $15 million and $14 million in 2007, 2006 and 2005, respectively, and is included in interest expense on the accompanying statements of operations.

Amortization of property and equipment under capital leases totaled $2 million, $2 million and $3 million in 2007, 2006 and 2005, respectively, and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5.	Partners’ Capital

As of December 31, 2007 and 2006, 540.9 million and 539.8 million common OP units, respectively, were outstanding, of which Host held 522.6 million and 521.1 million, respectively. In addition, 4.0 million preferred OP units were outstanding as of December 31, 2007 and 2006.

Distributions

Host is required to distribute at least 90% of its taxable income, excluding net capital gain, to qualify as a REIT. However, Host’s policy on common dividends is generally to distribute 100% of its estimated annual taxable income, including net capital gain, unless otherwise contractually restricted. For Host’s preferred dividends, it will generally pay the quarterly dividend, regardless of the amount of taxable income, unless similarly contractually restricted. Funds used by Host to pay dividends on its common and preferred stock are provided through distributions from Host LP. The amount of any dividends will be determined by Host’s Board of Directors. All dividends declared in 2007, 2006 and 2005 were determined to be ordinary income.

The table below presents the amount of common and preferred distributions declared per unit as follows:

	2007	2006	2005
Common OP units	$1.00	$.76	$.41
Class B preferred OP units 10%	—	—	.87
Class C preferred OP units 10%	—	.625	2.50
Class E preferred OP units 8 7/8%	2.22	2.22	2.22

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Common OP Units

On April 10, 2006, Host issued approximately 133.5 million common shares (and we issued an equivalent number of common OP units to Host) for the acquisition of hotels from Starwood Hotels & Resorts. See Note 12, Acquisitions—Starwood Acquisition.

Stock Repurchase

Host’s Board of Directors authorized a program to repurchase up to $500 million of Host’s common stock and equity related securities. These securities may be purchased in the open market or through private transactions, depending on market conditions. We will redeem an equivalent number of common OP Units from Host for each common share repurchased. The plan does not obligate Host to repurchase any specific number or amount of securities and may be suspended at any time at management’s discretion. As of September 5, 2008, Host repurchased 6.5 million shares valued at approximately $100 million during 2008. The shares repurchased constitute authorized but unissued shares.

During 2006 Host issued 24 million shares of its common stock for the conversion of its Convertible Preferred Securities. We issued an equivalent number of common OP units to Host and reduced our Convertible debt obligation to Host Hotels & Resorts, Inc. by $368 million. On April 5, 2006, we redeemed the remaining $2 million of outstanding Convertible Subordinated Debentures held by third parties for cash. See Note 4, Debt.

Preferred OP Units

We currently have one class of publicly-traded preferred OP units outstanding: 4,034,400 units of 8 7/8% Class E preferred OP units. Holders of the preferred OP units are entitled to receive cumulative cash dividends at 8 7/8% per annum of the $25.00 per unit liquidation preference, which are payable quarterly in arrears. After June 2, 2009, we have the option to redeem the Class E preferred OP units for $25.00 per unit, plus accrued and unpaid distributions to the date of redemption. The preferred OP units rank senior to the common OP units and the authorized Series A junior participating preferred units (discussed below). The preferred units generally have no voting rights. Accrued preferred distributions at December 31, 2007 and 2006 were approximately $2 million.

During 2006 and 2005, we redeemed, at par, all of our then outstanding units of Class C and B cumulative preferred OP units, respectively. The fair value of the preferred OP units (which was equal to the redemption price) exceeded the carrying value of the Class C and B preferred OP units by approximately $6 million and $4 million, respectively. These amounts represent the original issuance costs. The original issuance costs for the Class C and B preferred units have been reflected in the determination of net income available to common unitholders for the purpose of calculating our basic and diluted earnings per unit in the respective years of redemption. Additionally, we have approximately 18,000 preferred OP units outstanding that are entitled to receive a yearly distribution of $.84 per unit and are convertible into OP units.

6.	Income Taxes

As a partnership for federal income tax purposes, we are not subject to federal income tax. We are, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition, each of our taxable REIT subsidiaries is taxable as a regular C corporation. Each of Host and two subsidiary REITs has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided that it distributes all of its taxable income annually to its stockholders and complies with certain other requirements. In addition to paying federal and state income tax on any retained income, Host is subject to taxes on “built-in-gains” on sales of certain assets. Additionally, Host’s taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host and us and foreign income taxes incurred by Host LP as well as each of their respective subsidiaries.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 1998, Host restructured itself in order to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding the distribution of its taxable income to its stockholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is generally not subject to federal and state income taxation on its operating income distributed to its stockholders. In addition to paying federal and state income taxes on any retained income, we are subject to taxes on “built-in-gains” resulting from sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss, capital loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2007 and 2006 are as follows (in millions):

	2007	2006
Deferred tax assets	$123	$117
Less: Valuation allowance	(25)	(22)

Subtotal	98	95
Deferred tax liabilities	(90)	(94)

Net deferred tax asset	$8	$1

We have recorded a 100% valuation allowance in the approximate amount of $22 million against the deferred tax asset for our Mexican net operating loss and asset tax credit carryforwards, and a 70% valuation allowance in the approximate amount of $3 million against the deferred tax asset for our Canadian net operating loss and capital loss carryforwards. Any reduction in the valuation allowance related to the deferred tax asset for our net operating loss or tax credit carryforward will be recorded as a reduction of income tax expense. The primary components of our net deferred tax asset are as follows (in millions):

	2007	2006
Investment in hotel leases	$2	$9
Accrued related party interest	23	18
Net operating loss and capital loss carryforwards	33	28
Alternative minimum tax credits	3	3
Safe harbor lease investments	(17)	(18)
Property and equipment depreciation	1	1
Investments in affiliates	(60)	(63)
Holdover period rent expense	(9)	(6)
Prepaid revenue	36	36
Purchase accounting items	(4)	(7)

Net deferred tax asset	$8	$1

At December 31, 2007, we have aggregate gross domestic and foreign net operating loss, capital loss and tax credit carryforwards of approximately $145 million. We have deferred tax assets related to these loss and tax credit carryforwards of approximately $61 million with a valuation allowance of approximately $25 million. Our net operating loss carryforwards expire through 2027, and our foreign capital loss carryforwards have no expiration period. Our domestic tax credits have no expiration period and our foreign asset tax credits expire though 2017.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our U.S. and foreign income from continuing operations before income taxes was as follows (in millions):

	2007	2006	2005
U.S. income	$562	$323	$138
Foreign income	17	7	8

Total	$579	$330	$146

The provision (benefit) for income taxes for continuing operations consists of (in millions):

	2007	2006	2005
Current — Federal	$—	$—	$—
— State	3	2	2
— Foreign	7	8	5

	10	10	7

Deferred — Federal	(8)	—	18
— State	—	(5)	2
— Foreign	1	—	(3)

	(7)	(5)	17

Income tax provision – continuing operations	$3	$5	$24

The total provision for income taxes, including the amounts associated with discontinued operations, was $3 million, $7 million and $25 million in 2007, 2006 and 2005, respectively.

The differences between the income tax provision (benefit) calculated at the statutory federal income tax rate of 35 percent and the actual income tax provision (benefit) recorded each year for continuing operations are as follows (in millions):

	2007	2006	2005
Statutory federal income tax provision – continuing operations	$194	$105	$48
Nontaxable income of Host REIT – continuing operations	(202)	(105)	(26)
State income tax provision, net	2	2	2
Uncertain tax positions	1	(5)	(5)
Foreign income tax provision	8	8	5

Income tax provision – continuing operations	$3	$5	$24

In each of 2006 and 2005, we recognized an income tax benefit of $5 million relating to the reduction of previously accrued income taxes after an evaluation of the exposure items and the expiration of related statutes of limitation. No such amount was recognized in 2007. Cash paid for income taxes, net of refunds received, was $8 million for each of 2007, 2006 and 2005.

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. As a result of the implementation of FIN 48, we recognized a reduction of our liability for unrecognized tax benefits of approximately $11 million. This reduction was accounted for as an increase to the opening balance of partners’ capital on January 1, 2007. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

2007
Balance at January 1, 2007	$10
Additions based on tax positions related to the current year	1
Settlements	—

Balance at December 31, 2007	$11

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All of such amount, if recognized, would impact our reconciliation between the income tax provision (benefit) calculated at the statutory federal income tax rate of 35% and the actual income tax provision (benefit) recorded each year.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2007, 2006, and 2005, we recognized approximately $0.1 million, $0.2 million and $0.3 million of interest, respectively. We had approximately $0.6 million and $0.5 million for the payment of interest accrued at December 31, 2007, and 2006, respectively.

7.	Leases

Hotel Leases

We lease substantially all of our hotels (the “Leases”) to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation and management of a hotel.

Hospitality Properties Trust Relationship

In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard by Marriott (“Courtyard”) properties and 18 Residence Inn by Marriott (“Residence Inn”) properties to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring between 2010 and 2012 and are renewable at our option. Minimum rent payments are $58 million annually for the Courtyard properties and $19 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In 1998, we sublet the HPT properties (the “Subleases”) to separate sublessee subsidiaries of Barceló Crestline Corporation (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either we or the Sublessee elect not to renew the Sublease provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT properties (one for the Courtyard properties and one for the Residence Inn properties). Rent payable by the Sublessee under the Subleases consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessee is generally sufficient to cover the additional rent due under the HPT lease, with any excess being retained by us. The rent payable under the Subleases is guaranteed by the Sublessee, up to a maximum amount of $30 million, which is allocated between the two pools of HPT properties.

Other Lease Information

As of December 31, 2007, all or a portion of 37 of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. For lease agreements with scheduled rent increases, we recognize the lease expense on a straight-line basis over the term of the lease. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subleased. These leases and subleases contain one or more renewal options, generally for five or ten-year periods. The restaurant leases are accounted for as operating leases. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. Equipment leases are accounted for as either operating or capital leases depending on the characteristics of the particular lease arrangement. Equipment leases that are characterized as capital leases are classified as furniture and equipment and are depreciated over the life of the lease. The amortization charge applicable to capitalized leases is included in depreciation expense in the accompanying consolidated statements of operations.

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2007. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and the Sublessee of approximately $9 million and $347 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2008	$1	$121
2009	1	118
2010	—	115
2011	—	93
2012	—	90
Thereafter	—	1,009

Total minimum lease payments	2	$1,546

Less: amount representing interest	—

Present value of minimum lease payments	$2

We remain contingently liable on certain leases relating to our former restaurant business. Such contingent liabilities aggregated $25 million as of December 31, 2007. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense consists of (in millions):

	2007	2006	2005
Minimum rentals on operating leases	$120	$125	$119
Additional rentals based on sales	39	28	19
Less: sublease rentals	(92)	(88)	(85)

	$67	$65	$53

8.	Employee Stock Plans

In connection with Host’s conversion to a REIT, we assumed the employee obligations of Host. Upon the issuance of Host common stock under either of the two stock-based compensation plans described below, we will issue Host an equal number of common OP units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

Host maintains two stock-based compensation plans, the comprehensive stock plan (the “Comprehensive Plan”), whereby Host may award to participating employees (i) restricted shares of Host common stock, (ii) options to purchase Host common stock and (iii) deferred shares of Host common stock and the employee stock purchase plan. At December 31, 2007, there were approximately 9 million shares of Host common stock reserved and available for issuance under the Comprehensive Plan.

Host recognizes costs resulting from its share-based payment transactions in its financial statements over their vesting periods. Host classifies share-based payment awards granted in exchange for employee services as either equity classified awards or liability classified awards. The classification of Host’s restricted stock awards as either an equity award or a liability award is primarily based upon cash settlement options. Equity classified awards are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Restricted stock awards to Host’s upper-middle management have been classified as equity awards as these awards do not have this optional tax withholding feature.

Host adopted the fair value provisions of SFAS 123 in 2002 and, therefore, have recognized the costs associated with all share-based payment awards granted after January 1, 2002. Effective January 1, 2006, Host instituted a new restricted stock program, which is accounted for using the provisions of SFAS 123R.

Restricted Stock

During the first quarter of 2006, Host granted shares to senior executives to be distributed through year end 2008 in three annual installments (the “2006 – 2008 Plan”). Vesting for these shares is determined both on continued employment and market performance based on the achievement of total shareholder return on an absolute and relative basis. For the shares that vest solely on continued employment, Host recognizes compensation expense over the requisite period based on the market price at the balance sheet date. For liability classified share awards that vest based on market performance, Host recognizes compensation expense over the requisite service period based on the fair value of the shares at the balance sheet date, which is estimated using a simulation or Monte Carlo method. For the purpose of the simulation at year end 2007, Host assumed a volatility of 24.8%, which is calculated based on the volatility of Host’s stock price over the last three years, a risk-free interest rate of 3.07%, which reflects the yield on a 3-year Treasury bond, and a stock beta of 0.987 compared to the REIT composite index based on three years of historical price data. The number of shares issued is adjusted for forfeitures.

Host made an additional grant of shares to senior executives in February 2006 (“2006 supplemental grant”). Twenty-five percent of this award vested immediately, and was expensed on the date of grant, while the remaining 75% will vest over a three-year period that began in February 2006 based on continued employment. Host recognizes compensation expense for the outstanding portion of this grant based on the market price at the balance sheet date.

Effective January 1, 2008, Host made additional grants to nine senior executives of approximately 200,000 shares. Certain of these shares will vest based on continued employment through December 31, 2008. Host recognizes compensation expense for the outstanding portion of these shares based on the market price at the balance sheet date. The remaining shares issued will vest based on continued employment and market performance in accordance with the 2006 – 2008 Plan and Host will recognize compensation expense consistent with the above discussion.

During 2007, 2006 and 2005, we recorded compensation expense of approximately $3 million, $32 million and $20 million respectively, related to the restricted stock awards to senior executives. The total unrecognized compensation cost, based on the valuation criteria above, that relates to nonvested restricted stock awards at December 31, 2007 was approximately $8 million, which, if earned, will be recognized over the weighted average of one year. The following table is a summary of the status of our senior executive plans for the three years ended December 31, 2007. The fair values for the awards below are based on the fair value at the respective transaction dates, as the awards are classified as liability awards.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2007		2006		2005
	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)
Balance, at beginning of year	2.4	$19	—	$—	1.2	$17
Granted	—	—	3.5	16	—	—
Vested (1)	(.2)	24	(1.1)	24	(1.1)	19
Forfeited/expired	(.7)	8	—	—	(.1)	17

Balance, at end of year (2)	1.5	7	2.4	19	—	—

Issued in calendar year (1)	.6	25.7		19.6		17

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 0.6 million shares issued in 2007 include shares vested at December 31, 2006, after adjusting for shares withheld to meet employee tax requirements. The withheld shares for employee tax requirements were valued at $13.3 million, $11.7 million and $7.7 million, for 2007, 2006 and 2005, respectively.
(2)	The 2007 balance does not reflect the 200,000 shares granted on January 1, 2008. Based on our historical forfeiture rates, we expect that substantially all shares will vest assuming the required market conditions are met.

Host also maintains a restricted stock program for our upper-middle management. Vesting for these shares is determined based on continued employment and, accordingly, we recognize compensation expense on a straight-line basis over the service period of three years. We recorded compensation expense related to these shares of $1.6 million, $1.5 million and $1.4 million during 2007, 2006 and 2005, respectively. The total unrecognized compensation cost, measured on the grant date, that relates to nonvested restricted stock awards at December 31, 2007 was approximately $0.5 million, which, if earned, will be recognized over the weighted average remaining service period of one year. The following table is a summary of the status of our upper-middle management plan for the three years ended December 31, 2007. The fair values for the awards below are based on the fair value at the grant date of the respective awards, as the awards are classified as equity awards.

	2007		2006		2005
	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)
Balance, at beginning of year	22	$20	25	$16	21	$13
Granted	66	28	78	20	89	16
Vested (1)	(64)	25	(74)	19	(80)	15
Forfeited/expired	(4)	25	(7)	18	(5)	15

Balance, at end of year (2)	20	28	22	20	25	16

Issued in calendar year (1)	45	22	47	17	37	16

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 45,000 shares issued in 2007 include the shares vested at December 31, 2006, after adjusting for shares withheld to meet employee tax requirements. The value of shares withheld for employee tax requirements was not material for all periods presented.
(2)	Based on our historical forfeiture rates, we assume that substantially all shares will vest.

Employee Stock Purchase Plan

Under the terms of the employee stock purchase plan (“ESPP”), eligible employees may purchase Host’s common stock through payroll deductions at 90% of the lower of market value at the beginning or end of the plan year, which ran from February 1 through January 31. We record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-pricing model with the following assumptions for the 2007, 2006 and 2005 plan years, respectively; Risk-free interest rate of 3.3%, 4.7% and 4.3%, volatility of 33%, 33% and 34%, expected life of one year for all periods. Host assumes a dividend yield of 0% for these grants, as no dividends are accrued during the one year vesting period. Host issued

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately 29,000, 16,000 and 14,000 shares, for the 2007, 2006 and 2005 plan years, respectively. The weighted average fair value of these shares granted was $5.91, $4.73 and $4.27 in 2007, 2006 and 2005, respectively. The compensation expense reflected in net income was not material for all periods presented. Effective January 1, 2008, Host modified the ESPP so that eligible employees may purchase common stock at 90% of the lower of market value at the beginning or end of each calendar quarter.

Employee Stock Options

Effective January 1, 2002, we adopted the expense recognition provisions of SFAS 123 for employee stock options granted on or after January 1, 2002 only. Host did not grant any stock options after December 2002. All options granted are fully vested as of December 31, 2006. The fair value of the 2002 stock options was estimated on the date of grant using an option-pricing model. Compensation expense for the stock options is recognized on a straight-line basis over the vesting period. The weighted average fair value per option granted during 2002 was $1.41. Host did not record any compensation expense related to these shares in 2007, as all shares were fully vested at December 31, 2006. Host recorded compensation expense of approximately $229,000 and $244,000 for 2006 and 2005, respectively, which represents the expense for stock options granted during 2002. As of December 31, 2006, all outstanding options were exercisable. The aggregate intrinsic value of the outstanding and exercisable options at December 31, 2007 and 2006 was approximately $3.5 million and $12.9 million, respectively.

The following table is a summary of the status of Host stock option plans that have been approved by Host’s stockholders for the three years ended December 31, 2007. Host does not have stock option plans that have not been approved by its stockholders.

	2007		2006		2005
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	.7	$6	1.4	$6	2.6	$6
Granted	—	—	—	—	—	—
Exercised	(.3)	9	(.7)	6	(1.1)	6
Forfeited/expired	—	—	—	—	(.1)	6

Balance, at end of year	.4	7.7		6	1.4	6

Options exercisable at year-end	.4		.7		1.2

The following table summarizes information about stock options at December 31, 2007:

	Options Outstanding and Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$1 –3	—	—	$3
4 –6.1		1	6
7 –9.3		8	8

	.4

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both our and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between us and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. However, in 1999, HM Services was no longer publicly traded (and was renamed HMS Host) and, as a result, all future payments to us were to be made in cash. As of December 31, 2007 and 2006, the receivable balance was approximately $0.5 million and $1 million, respectively, which is included in other assets in the accompanying consolidated balance sheets. All of the remaining options will expire in 2008 if not exercised.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Stock

Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. We accrue compensation expense on a straight-line basis over the vesting period for the fair market value of the shares on the date of grant, less estimated forfeitures. No shares were granted under this plan since 2003. The compensation cost that has been charged against income for deferred stock was not material for all periods presented. The implementation of SFAS No. 123 had no impact on the calculation of compensation expense for the deferred stock incentive plan.

9.	Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host’s Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Our recorded liability for this obligation is not material. Payments for these items were not material for the three years ended December 31, 2007.

10.	Discontinued Operations

Assets Held For Sale

As of December 31, 2007, none of our hotels were classified as held for sale. As of December 31, 2006, four hotels were classified as held for sale, all of which were sold during January 2007. We reclassified the assets and liabilities relating to these hotels as held for sale in our consolidated balance sheets as of December 31, 2006, as detailed in the following table (in millions):

2006
Property and equipment, net	$95
Other assets	1

Total assets	$96

Other liabilities	—

Total liabilities	$—

Dispositions

We sold two hotels in 2008, nine hotels in 2007, seven hotels in 2006 and five hotels in 2005. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented (in millions):

	2007	2006	2005
Revenues	$49	$178	$270
Income before taxes	18	31	36
Gain on disposals, net of tax	164	416	19

11.	Gain on Insurance Settlement

Eight of our properties sustained damage from hurricanes during 2005, with two, the New Orleans Marriott and the Fort Lauderdale Marina Marriott, having extensive damage which required us to temporarily close all or part of these hotels. Our insurance coverage for the properties entitles us to receive recoveries for damage to the hotels, as well as payments for business interruption. Gains on property insurance proceeds represent proceeds received in

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

excess of the insurance receivable, which represents the book value of the damaged assets that were written-off. All gains resulting from insurance proceeds are not recognized until all contingencies are resolved. The following chart details the damages incurred, proceeds received and gains recorded as of December 31, 2007, 2006 and 2005 due to hurricanes Katrina and Wilma (in millions):

Property Insurance

	Property Damage (1)	Property Insurance Proceeds Received		Gain on Property Insurance Proceeds
Event		2007	2006	2007	2006
Hurricane Katrina 2005	$21	$24	$13	$16	$—
Hurricane Wilma 2005 (2)	16	14	8	6	—

	$37	$38	$21	$22	$—

Business Interruption Insurance

	Gain on Business Interruption Insurance Proceeds Received
Event	2007	2006	2005
Hurricane Katrina 2005	$30	$10	$9
Hurricane Wilma 2005 (2)	6	6	—

	$36	$16	$9

(1)	Represents the book value of the property and equipment written off and repairs and clean-up costs incurred as a result of the hurricane damage.
(2)	The Ft. Lauderdale Marina Marriott was sold in January 2006, and, as a result, the gains on insurance settlement for this hotel are included in discontinued operations on the accompanying income statement.

12.	Acquisitions

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood. The acquisition was completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Starwood and certain of their respective subsidiaries.

For the 28 hotels, the total consideration paid by Host to Starwood and its stockholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million in debt and the cash payment of approximately $750 million, which included closing costs. An exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date.

The purchase price of the acquired assets and liabilities was recorded based on fair value. Property and equipment was recorded on a stepped-up basis from historical costs and the fair value of assumed debt was based on expected future debt service payments discounted at risk-adjusted rates. Other assets and liabilities were recorded at historical costs, which is believed to be equivalent to fair value.

In conjunction with our acquisition of the Starwood properties, and in accordance with SFAS 141, we identified five agreements which we determined were not on market terms and recorded each of these agreements at their fair value as either an intangible asset or liability on the accompanying 2006 balance sheet. We recognized an intangible asset for a ground lease with a fair value of approximately $3 million that is recorded in other assets on our balance sheet. Additionally, we recorded an intangible liability for four unfavorable ground and retail lease

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreements with a total fair value of approximately $8 million that is included in other liabilities on the accompanying 2006 balance sheet. The intangible asset and liabilities will be amortized over the life of the related agreements, with the income or expense recorded in other property level expenses.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in the Starwood transaction, less the Sheraton Warsaw Hotel & Towers, which was contributed to the European joint venture on May 2, 2006 (see Note 3 for further information) (in millions):

Property and equipment, net	$3,058
Other assets	10

Total assets	3,068
Debt (a)	(77)
Other liabilities	(19)

Net assets acquired	$2,972

(a)	We assumed $77 million of mortgage debt from Starwood with a fair value of $86 million in the transaction.

Our summarized unaudited consolidated pro forma results of operations, assuming the Starwood acquisition occurred on January 1, 2005, are as follows (in millions, except per unit amounts):

	2006	2005
Revenues	$5,047	$4,605
Income from continuing operations	339	224
Net income	786	279
Net income available to common unitholders	766	248
Basic earnings per common OP unit:
Continuing operations	.59	.38
Discontinued operations	.82	.11

Basic earnings per common OP unit	$1.41	$.49

Diluted earnings per common OP unit:
Continuing operations	.59	.38
Discontinued operations	.82	.11

Diluted earnings per common OP unit	$1.41	$.49

Other Acquisitions

On September 1, 2006, we acquired The Westin Kierland Resort & Spa in Scottsdale, Arizona, for approximately $393 million, including the assumption of the $135 million of mortgage debt with a fair value of $133 million. In connection with the acquisition, we recorded an intangible asset with a fair value of approximately $4 million, which is included in other assets on the accompanying balance sheet. The intangible asset will be amortized over the life of the hotel management agreement.

For the Starwood and The Westin Kierland acquisitions, the amount of amortization income and expense for intangible assets and liabilities were both immaterial for the period ended December 31, 2006. The intangibles that we assumed have an amortization period of three to 70 years. Additionally, the estimated aggregate net amortization for the next five years is expected to be less than $1 million.

The pro forma statements of operations have not been provided for The Westin Kierland Resort & Spa acquisition in 2006 and the acquisition of the Hyatt Regency Washington on Capitol Hill in Washington, D.C. in 2005, as the effect of the acquisitions was not material.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$9	$9	$9	$9
Financial liabilities
Senior notes	3,026	2,950	3,031	3,033
Exchangeable Senior Debentures	1,088	1,090	495	737
Credit Facility	—	—	250	250
Mortgage debt and other, net of capital leases	1,509	1,564	2,100	2,181

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Convertible debt obligation to Host Hotels & Resorts, Inc. are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

14.	Relationship with Marriott International

We have entered into various agreements with Marriott, including the management of approximately 60% of our hotels, as well as franchised properties; financing for joint ventures or partnerships including the acquisition in 1996 of two hotels (one of which was sold on January 30, 2004) in Mexico City, Mexico and the 2000 acquisition of CBM Joint Venture LLC (see Note 3) and certain limited administrative services.

In 2007, 2006 and 2005, we paid Marriott $197 million, $165 million and $148 million, respectively, in hotel management fees and approximately $1 million in franchise fees for each of 2007, 2006 and 2005. Included in the management fees paid are amounts paid to The Ritz-Carlton Hotel Company, LLC (Ritz-Carlton), Courtyard Management Corporation and Residence Inn Management Corporation.

We negotiated amendments to various management agreements with Marriott and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott agreed to make cash payments to us, over time, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. In addition, we agreed to use a portion of Marriott’s cash payments for brand reinvestment projects at various hotels in our portfolio.

15.	Hotel Management Agreements and Operating and License Agreements

Our hotels are subject to management agreements under which various operators, including Marriott, Ritz-Carlton, Hyatt, Swissôtel, Hilton, Four Seasons, Fairmont and Starwood, operate our hotels for the payment of a management fee. The agreements generally provide for both base and incentive management fees based on hotel sales and operating profit, respectively. As part of the management agreements, the manager furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers will generally have a guest rewards program which will be charged to all of the hotels that participate in the program.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are obligated to provide the manager with sufficient funds, generally 5% of revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

Marriott International

Of our hotels, 68 are subject to management agreements under which Marriott or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with one or more renewal terms at the option of Marriott. Marriott typically receives a base fee of three percent of gross revenues and incentive management fees generally equal to 20% operating profit after we have received a priority return. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

Additionally, we have agreed with Marriott that a pool of hotels currently subject to existing management agreements may be sold over time unencumbered by a Marriott management agreement without the payment of termination fees, subject to certain restrictions. The remaining pool includes 22 hotels. Approximately 68% of this pool may be sold free and clear of their existing management agreements without the payment of a termination fee, provided the hotels maintain the Marriott brand affiliation through a franchise agreement. A percentage of these hotels may also be sold free and clear of their existing management agreements and brand affiliation without a termination fee.

We have a franchise agreement with Marriott for one hotel. Pursuant to the franchise agreement, we pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The franchise agreement has a term of 30 years.

Ritz-Carlton

We hold management agreements with Ritz-Carlton, a wholly-owned subsidiary of Marriott, to manage nine of our hotels. These agreements have an initial term of 15 to 25 years with one or more renewal terms at the option of Ritz-Carlton. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, after we have received a priority return as defined in the agreements.

Starwood

As of December 31, 2007, 23 of our hotels are subject to operating and license agreements with Starwood under which Starwood operates the hotels, for an initial term of 20 years, with two renewal terms of 10 years each. Starwood receives compensation in the form of a base fee of 1% of annual gross operating revenues, and an incentive fee of 20% of annual gross operating profit, after we have received a priority return of 10.75% on our purchase price and other investments in the hotels.

The license agreements address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin, Sheraton. W, Luxury Collection and St. Regis, as well as matters relating to compliance with certain standards and policies and (including through other agreements in the case of certain hotels) the provision of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at the option of the licensor. Licensors receive compensation in the form of license fees of 5% of room sales and 2% of food and beverage sales.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have the right to terminate the operating agreements on 13 specified hotels as of December 31, 2007 upon the sale of those hotels. With respect to four hotels as of December 31, 2007, we have the right to sell no more than three annually free and clear of their existing operating agreements without the payment of a termination fee, and we have a limited right to terminate one license agreement annually. With respect to the remaining nine hotels, we have the right beginning in 2016 to sell 35% of the hotels (measured by EBITDA) free and clear of the existing operating agreement over a period of time without the payment of a termination fee. With respect to any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

Other Managers

We also hold management agreements with hotel management companies such as Hyatt, Hilton, Four Seasons and Fairmont for 17 of our hotels. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Sixteen of the seventeen agreements also provide for incentive management fees generally equal to 10 to 30 percent of available cash flow, operating profit, or net operating income, as defined in the agreements, after we have received a priority return.

16.	Geographic and Business Segment Information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our other real estate investment activities (primarily our leased hotels and office buildings) are immaterial, and thus, we report one business segment: hotel ownership. Our foreign operations consist of four properties located in Canada, two properties located in Chile and one property located in Mexico. There were no intercompany sales between us and the foreign properties. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2007		2006		2005
	Revenues	Property and Equipment	Revenues	Property and Equipment	Revenues	Property and Equipment
United States	$5,241	$10,358	$4,653	$10,384	$3,572	$7,286
Canada	117	140	107	112	94	110
Chile	27	57	16	53	—	—
Mexico	27	33	26	35	24	38

Total	$5,412	$10,588	$4,802	$10,584	$3,690	$7,434

17.	Guarantees and Contingencies

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $25 million as of December 31, 2007.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership to Barceló Crestline Corporation, formerly Crestline Capital Corporation, in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $14 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

•

In connection with the Starwood acquisition, we have three properties with environmental liabilities, primarily asbestos in non-public areas of the properties, for which we have recorded the present value of the liability, or approximately $2.4 million, in accordance with FIN 47 “Accounting for Conditional Asset Retirement Obligations”. The amount is based on management’s estimate of the timing and future costs to remediate the liability. We will record the accretion expense over the period we intend to hold the hotel or until the item is remediated.

18.	Related Party Transactions

In December 2006, the insurance trust which holds split-dollar life insurance policies for Mr. J. Willard Marriott, Jr., a former member of Host’s Board of Directors, exercised its rights under its Split-Dollar Life Insurance Policies Agreement with Host to purchase our interest in the policy. We received approximately $4.5 million, which equaled the premiums paid on the policy since 1996 (inception) in accordance with the terms of the agreement.

19.	Supplemental Guarantor and Non-Guarantor Information

All of our subsidiaries guarantee our senior notes, except those owning 27 of the Company’s hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is our wholly owned subsidiary.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following condensed consolidating financial information sets forth the financial position as of December 31, 2007 and 2006 and results of operations and cash flows for the three years ended December 31, 2007 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Consolidating Balance Sheets

(in millions)

December 31, 2007

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$884	$4,376	$5,328	$—	$10,588
Due from managers	(22)	12	116	—	106
Investments in affiliates	6,210	1,984	36	(8,036)	194
Rent receivable	—	33	—	(33)	—
Deferred financing costs, net	44	2	5	—	51
Furniture, fixtures and equipment replacement fund	37	25	60	—	122
Other	369	28	267	(468)	196
Restricted cash	—	—	65	—	65
Cash and cash equivalents	296	18	174	—	488

Total assets	$7,818	$6,478	$6,051	$(8,537)	$11,810

Debt	$1,824	$2,559	$1,526	$(284)	$5,625
Rent payable	—	—	33	(33)	—
Other liabilities	367	190	157	(184)	530

Total liabilities	2,191	2,749	1,716	(501)	6,155
Minority interests	—	—	28	—	28
Limited partner interest of third parties at redemption value	312	—	—	—	312
Partners’ capital	5,315	3,729	4,307	(8,036)	5,315

Total liabilities and partners’ capital	$7,818	$6,478	$6,051	$(8,537)	$11,810

December 31, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$867	$4,480	$5,237	$—	$10,584
Assets held for sale	—	96	—	—	96
Due from managers	(29)	1	79	—	51
Investments in affiliates	5,572	1,155	36	(6,603)	160
Rent receivable	3	43	—	(46)	—
Deferred financing costs, net	47	3	10	—	60
Furniture, fixtures and equipment replacement fund	34	28	38	—	100
Other	289	1,253	208	(1,554)	196
Restricted cash	1	10	183	—	194
Cash and cash equivalents	266	16	82	—	364

Total assets	$7,050	$7,085	$5,873	$(8,203)	$11,805

Debt	$1,429	$2,701	$1,870	$(122)	$5,878
Rent payable	—	—	46	(46)	—
Other liabilities	217	199	1,511	(1,432)	495

Total liabilities	1,646	2,900	3,427	(1,600)	6,373
Minority interests	—	—	28	—	28
Limited partner interest of third parties at redemption value	462	—	—	—	462
Partners’ capital	4,942	4,185	2,418	(6,603)	4,942

Total liabilities and partners’ capital	$7,050	$7,085	$5,873	$(8,203)	$11,805

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Consolidating Statements of Operations

(in millions)

Year ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$187	$744	$5,319	$(838)	$5,412
Hotel operating expenses	—	—	(3,535)	—	(3,535)
Other property-level expenses	(27)	(128)	(238)	—	(393)
Depreciation and amortization	(62)	(217)	(237)	—	(516)
Corporate and other expenses	6	(28)	(47)	—	(69)
Gain on insurance settlement	—	—	51	—	51
Rental expense	—	—	(838)	838	—
Interest income	25	13	28	(29)	37
Interest expense	(194)	(98)	(159)	29	(422)
Net gains on property transactions	(1)	3	4	—	6
Minority interest expense	—	—	(6)	—	(6)
Equity in earnings (losses) of affiliates	776	159	(2)	(922)	11

Income (loss) before income taxes	710	448	340	(922)	576
Provision for income taxes	(3)	—	—	—	(3)

INCOME (LOSS) FROM CONTINUING OPERATIONS	707	448	340	(922)	573
Income from discontinued operations	46	133	1	—	180

NET INCOME (LOSS)	$753	$581	$341	$(922)	$753

Year Ended December 31, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$166	$654	$4,713	$(731)	$4,802
Hotel operating expenses	—	—	(3,153)	—	(3,153)
Other property-level expenses	(27)	(120)	(212)	—	(359)
Depreciation and amortization	(53)	(192)	(205)	—	(450)
Corporate and other expenses	5	(40)	(59)	—	(94)
Gain on insurance settlement	—	—	13	—	13
Rental expense	—	—	(731)	731	—
Interest income	39	91	14	(111)	33
Interest expense	(219)	(113)	(229)	111	(450)
Net gains on property transactions	1	—	—	—	1
Minority interest expense	—	—	(10)	—	(10)
Equity in earnings (losses) of affiliates	710	333	(1)	(1,048)	(6)

Income (loss) before income taxes	622	613	140	(1,048)	327
Benefit (provision) for income taxes	1	—	(6)	—	(5)

INCOME (LOSS) FROM CONTINUING OPERATIONS	623	613	134	(1,048)	322
Income from discontinued operations	146	64	237	—	447

NET INCOME (LOSS)	$769	$677	$371	$(1,048)	$769

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$134	$477	$3,606	$(527)	$3,690
Hotel operating expenses	—	—	(2,516)	—	(2,516)
Other property-level expenses	(28)	(90)	(159)	—	(277)
Depreciation and amortization	(35)	(156)	(156)	—	(347)
Corporate and other expenses	(6)	(31)	(30)	—	(67)
Gain on insurance settlement	—	—	9	—	9
Rental expense	—	—	(527)	527	—
Interest income	36	28	11	(53)	22
Interest expense	(185)	(153)	(159)	53	(444)
Net gains on property transactions	2	1	77	—	80
Gain (loss) on foreign currency and derivative contracts	(1)	2	1	—	2
Minority interest expense	—	—	(7)	—	(7)
Equity in earnings (losses) of affiliates	237	108	(4)	(342)	(1)

Income (loss) before income taxes	154	186	146	(342)	144
Provision for income taxes	—	(3)	(22)	—	(25)

INCOME (LOSS) FROM CONTINUING OPERATIONS	154	183	124	(342)	119
Income from discontinued operations	19	33	2	—	54

NET INCOME (LOSS)	$173	$216	$126	$(342)	$173

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operations	$(5)	$487	$519	$1,001

INVESTING ACTIVITIES
Proceeds from sales of assets, net	55	345	—	400
Acquisitions	(15)	—	—	(15)
Deposits for acquisitions	—	—	(22)	(22)
Investment in affiliates	(12)	—	—	(12)
Capital expenditures	(51)	(253)	(309)	(613)
Change in furniture, fixtures and equipment (FF&E) reserves	(2)	1	(22)	(23)
Change in restricted cash designated for FF&E reserves	(1)	4	52	55
Property insurance proceeds	7	—	31	38

Cash provided by (used in) investing activities	(19)	97	(270)	(192)

FINANCING ACTIVITIES
Financing costs	(6)	—	(3)	(9)
Issuances of debt	591	—	434	1,025
Credit facility, repayments and draws, net	(250)	—	—	(250)
Debt prepayments	(6)	(53)	(956)	(1,015)
Scheduled principal repayments	—	(5)	(30)	(35)
Distributions on common OP units	(460)	—	—	(460)
Distributions on preferred OP units	(9)	—	—	(9)
Distributions to minority interests	—	—	(6)	(6)
Change in restricted cash other than FF&E replacement	3	6	65	74
Transfers to/from Parent	191	(530)	339	—

Cash provided by (used in) financing activities	54	(582)	(157)	(685)

INCREASE IN CASH AND CASH EQUIVALENTS	$30	$2	$92	$124

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operating activities	$29	$492	$360	$881

INVESTING ACTIVITIES
Proceeds from sales of assets, net	225	130	425	780
Acquisitions	(12)	—	(258)	(270)
Starwood acquisition, net of cash acquired	—	(528)	(222)	(750)
Deposits for acquisitions	(1)	—	—	(1)
Investment in affiliates	(78)	—	—	(78)
Capital expenditures	(44)	(224)	(262)	(530)
Change in furniture, fixtures and equipment (FF&E) reserves	(55)	—	43	(12)
Change in restricted cash designated for FF&E reserves	—	(4)	(12)	(16)
Property insurance proceeds	3	—	18	21
Other	1	—	—	1

Cash provided by (used in) investing activities	39	(626)	(268)	(855)

FINANCING ACTIVITIES
Financing costs	(21)	(5)	(1)	(27)
Issuances of debt	1,296	116	—	1,412
Credit facility, repayments and draws, net	230	—	—	230
Debt prepayments	(830)	(83)	—	(913)
Scheduled principal repayments	—	(12)	(47)	(59)
Redemption of cumulative redeemable preferred OP units	(150)	—	—	(150)
Distributions on common OP units	(303)	—	—	(303)
Distributions on preferred OP units	(18)	—	—	(18)
Distributions to minority interests	—	—	(7)	(7)
Change in restricted cash other than FF&E replacement	58	(1)	(68)	(11)
Transfer to/from Parent	(148)	112	36	—

Cash provided by (used in) financing activities	114	127	(87)	154

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$182	$(7)	$5	$180

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operating activities	$(49)	$269	$294	$514

INVESTING ACTIVITIES
Proceeds from sales of assets, net	19	96	7	122
Proceeds from the sale of interest in CBM Joint Venture, LLC, net of expenses	90	—	—	90
Acquisitions	—	(279)	(5)	(284)
Capital expenditures	(41)	(167)	(141)	(349)
Change in furniture, fixtures and equipment (FF&E) reserves	(9)	(1)	9	(1)
Change in restricted cash designated for FF&E reserves	—	16	(8)	8
Other	(17)	—	—	(17)

Cash provided by (used in) investing activities	42	(335)	(138)	(431)

FINANCING ACTIVITIES
Financing costs	(11)	(1)	—	(12)
Issuances of debt	649	1	—	650
Credit facility, repayments and draws, net	20	—	—	20
Debt prepayments	(451)	(20)	(160)	(631)
Prepayment of Canadian currency forward contracts	—	(18)	—	(18)
Scheduled principal repayments	(1)	(14)	(43)	(58)
Redemption of cumulative redeemable preferred OP units	(100)	—	—	(100)
Distributions on common OP units	(108)	—	—	(108)
Distributions on preferred OP units	(30)	—	—	(30)
Distributions to minority interests	—	—	(4)	(4)
Change in restricted cash other than FF&E replacement	2	16	27	45
Transfer to/from Parent	(173)	116	57	—

Cash provided by (used in) financing activities	(203)	80	(123)	(246)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(210)	$14	$33	$(163)

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Quarterly Financial Data (unaudited)

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per unit amounts)
Revenues	$1,028	$1,381	$1,198	$1,805
Operating profit	132	282	165	371
Income from continuing operations	48	150	97	278
Income from discontinued operations	146	4	4	26
Net income	194	154	101	304
Net income available to common OP unitholders	192	152	99	301
Basic earnings per common unit:
Continuing operations	.09	.27	.17	.51
Discontinued operations	.27	.01	.01	.05
Net income	.36	.28	.18	.56

Diluted earnings per common unit:
Continuing operations	.08	.26	.17	.49
Discontinued operations	.27	.01	.01	.05
Net income	.35	.27	.18	.54

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per unit amounts)
Revenues	$820	$1,175	$1,102	$1,705
Operating profit	110	225	120	304
Income from continuing operations	20	102	32	168
Income from discontinued operations	161	241	10	35
Net income	181	343	42	203
Net income available to common OP unitholders	175	333	40	201
Basic earnings per common unit:
Continuing operations	.04	.18	.05	.31
Discontinued operations	.40	.47	.02	.06
Net income	.44	.65	.07	.37

Diluted earnings per common unit:
Continuing operations	.04	.18	.05	.30
Discontinued operations	.40	.44	.02	.06
Net income	.44	.62	.07	.36

The sum of the basic and diluted earnings (loss) per common OP unit for the four quarters in all years presented differs from the annual earnings per common OP unit due to the required method of computing the weighted average number of OP units in the respective periods.